Exhibit 99.1

   FTN Reports Record Third Quarter Earnings, A 33 Percent Increase
       in the Quarterly Dividend, a New Chairman of the Board,
                     and Other Board Appointments

    MEMPHIS, Tenn.--(BUSINESS WIRE)--Oct. 22, 2003--First Tennessee National Corporation (FTNC)(NYSE:FTN) announced today earnings for third quarter 2003 of $118.3 million, or $.91 diluted earnings per share, compared with last year's earnings of $95.6 million, or $.73 diluted earnings per share. This represents 25 percent growth from third quarter 2002 earnings per share.
    Return on average shareholders' equity and return on average assets for third quarter 2003 were 25.9 percent and 1.71 percent, respectively, and were 23.8 percent and 1.84 percent for third quarter 2002, respectively. Total assets were $25.5 billion, shareholders' equity was $1.9 billion and market capitalization was $5.4 billion on September 30, 2003, compared to $22.7 billion, $1.6 billion and $4.4 billion, respectively, on September 30, 2002.
    For the first nine months of 2003, earnings totaled $355.7 million or $2.72 diluted earnings per share. For the same period in 2002, earnings were $273.1 million or $2.09 diluted earnings per share. Return on average shareholders' equity was 26.7 percent and return on average assets was 1.88 percent for the first nine months of 2003 compared to 23.7 percent and 1.83 percent, respectively, for the first nine months of 2002.
    "This record third quarter continues us on a course which should culminate in our third consecutive year of industry leading growth in excess of 20 percent," said President and CEO Ken Glass. "I'm especially pleased with First Horizon's ability to manage through this quarter's extremely volatile interest rate environment. Once again we were able to take advantage of our strong performance by making investments in initiatives that should help sustain our excellent record of growth into next year and beyond."
    Total revenues increased 27 percent in third quarter 2003 to $736.4 million compared to $580.7 million in third quarter 2002. Noninterest income provides the majority of FTNC's revenue and contributed 71 percent to total revenue in third quarter 2003 compared to 68 percent in third quarter 2002. Third quarter 2003 noninterest income increased 34 percent to $525.5 million from $392.0 million in 2002.
    Noninterest expense increased 28 percent to $539.9 million from $421.4 million in 2002. Included in this increase were investments in initiatives that will enhance FTNC's ability to remain a high-performing financial services company. These investments included costs associated with management's initiatives to develop an infrastructure to support business expansion. This included enhancements to business processes such as the design of computer systems and workflow that provide added flexibility and increased management information support. In tandem with these investments, management has implemented programs to curtail costs including restructuring debt and consolidating consumer-lending functions in First Horizon. Additionally, expenditures were made in a non-management performance bonus award to build employee value and increased advertising cost in order to enhance market perception and customer acquisition, especially in the Middle Tennessee marketplace.
    The effective tax rate increased to 34.4 percent for third quarter 2003 compared to 31.3 percent for the same period in 2002. Third quarter 2002's expense reflected a $3.7 million benefit resulting from a change in the tax status of a subsidiary of First Tennessee Bank National Association which had a one-time effect on 2002 in the third and fourth quarters.
    For the first nine months of 2003, total revenues were $2,196.4 million, an increase of 37 percent from 2002. Noninterest income for the nine-month period was $1,592.3 million and contributed 72 percent to total revenue as compared to $1,053.5 million, or 66 percent, of total revenue in 2002. Noninterest expense for the nine months was $1,591.7 million in 2003 compared to $1,128.7 million in 2002. A more detailed discussion by segment follows.

    Business Segments

    First Horizon

    Pre-tax income for First Horizon increased 97 percent to $115.3 million for third quarter 2003, compared to $58.6 million for third quarter 2002.
    Total revenues were $387.8 million in third quarter 2003, an increase of 70 percent from $228.3 million in 2002. Net interest income increased 61 percent to $99.9 million in 2003 from $62.0 million. Net interest income in First Horizon Equity Lending increased $9.7 million primarily due to an increase of 109 percent in home equity lines of credit, which averaged $2.3 billion in third quarter 2003 compared to $1.1 billion in 2002. The remaining increase of $28.2 million in net interest income reflects the impact of a larger portfolio of loans held for sale (warehouse), which grew 90 percent on average to $5.7 billion from $3.0 billion in third quarter 2002. Net interest spread on the warehouse, however, was negatively impacted by lower mortgage rates compared to third quarter 2002.
    Noninterest income increased 73 percent to $287.9 million in 2003 compared to $166.3 million in 2002. Noninterest income consists primarily of mortgage banking-related fees from the origination process, fees from mortgage servicing and mortgage servicing rights
(MSR) net hedge gains or losses. Total noninterest income is net of amortization, impairment and other expenses related to MSR and related hedges.
    Loan origination volumes increased 59 percent in third quarter 2003 to $14.6 billion. However, due to the large overhang of $5.9 billion of mortgage loans held for sale on June 30, 2003, loans securitized and sold into the secondary market increased 133 percent to $17.4 billion. Fees from the origination process (generally driven by either origination volumes or loans securitized and sold) increased 81 percent to $299.5 million compared to $165.7 million in 2002. Driven by low mortgage interest rates, refinance activity represented 72 percent of total originations during third quarter 2003 compared to 66 percent in third quarter 2002. Home purchase related originations grew 29 percent in 2003, demonstrating First Horizon's success in penetrating the purchase market. First Horizon's access to the purchase market should help production levels as mortgage rates rise.
    The mortgage-servicing portfolio was $67.6 billion on September 30, 2003, an increase of 30 percent compared to $52.1 billion on September 30, 2002. The sustained growth of this asset in a period of high prepayment levels was made possible, in part, by the recapture of refinances from the existing servicing portfolio. Servicing fees increased 23 percent as a result of this increase in the servicing portfolio. However, total fees associated with mortgage servicing increased only 6 percent due to the unfavorable impact of early payoffs.
    MSR amortization was $33.5 million in third quarter 2003 compared with $28.2 million in third quarter 2002. In 2003 there was a MSR impairment loss of $47.8 million compared to a $42.5 million loss in 2002. Net MSR hedging gains (including the effect of time decay and excluding SFAS 133 hedge ineffectiveness which is included in the Corporate segment - see also A-17) were $20.5 million in 2003 compared to $18.0 million net gains in 2002. The interest rate environment in 2003 impacted increased net hedge gains and increased MSR amortization and impairment losses.
    The provision for loan losses was $7.1 million in 2003 compared to $4.3 million in 2002. 2002 included a $7.4 million reduction in provision resulting from a change in risk profile due to the sale of Money Center loans. This improvement in asset quality is related to strengthening customer demographics and a positive shift in the mix of the loan portfolio.
    Noninterest expense increased 60 percent in 2003 to $265.4 million compared to $165.4 million in 2002. The growth was primarily the result of an increase of 79 percent in personnel expense resulting from higher commission expense related to the increased mortgage origination volume produced during 2003.
    For the first nine months of 2003, pre-tax income increased 139 percent to $344.9 from $144.1 million in 2002. Total revenues for the nine-month period were $1,105.1 million, an increase of 85 percent from $596.5 million in 2002. Total noninterest expense for the nine-month period increased 72 percent to $733.5 million from $427.5 million in 2002 for the same reasons discussed earlier.
    Going forward, fee income from refinance loan originations will generally depend on mortgage interest rates. Over time, an increase in rates should reduce origination fees and profit from the sale of loans, but should also reduce MSR amortization expense and impairment losses, while a decrease in rates should increase this net revenue. Flat to rising interest rates should reduce net secondary marketing trading gains, while falling rates should increase this net revenue. If total origination volume increases and/or the yield curve steepens, net interest income from the warehouse should increase, while if volume decreases and/or the yield curve flattens, this revenue should decrease. In third quarter 2003, mortgage interest rates began to rise from recent historically low levels, and refinance origination volumes are expected to decline in fourth quarter. Continued success in our national cross-sell strategies should increase revenues from products other than traditional mortgage origination and servicing.

    First Tennessee Banking Group

    Pre-tax income for First Tennessee Banking Group (previously referred to as FTN Banking Group) decreased 14 percent to $46.9 million in third quarter 2003, compared to $54.6 million for the same period in 2002. This decline was driven by a $13.4 million drop in net interest income; however, balance sheet leveraging capacity which is normally used within First Tennessee Banking Group has been employed by the First Horizon segment as the growth in the mortgage warehouse produced $28.2 million net interest income growth over last year.
    Total revenues for the segment were $184.4 million, a decrease of 1 percent from $185.6 million in third quarter 2002. Net interest income decreased 12 percent to $98.3 million from $111.7 million in 2002. The decline in net interest income was related to compression in the net interest margin primarily due to the repricing of assets to lower yields while liability rates have become less sensitive to rate movements in this historically low interest rate environment and due to a change in the mix of the loan portfolio to floating rate products. Investment yields have declined as accelerated prepayments of investments in mortgage-backed securities have resulted in increased amortization of premiums in addition to the effect of proceeds from these prepaid investments being reinvested at lower rates.
    Noninterest income increased 16 percent to $86.1 million compared to $73.9 million in 2002. This increase was due, in part, to improvements in insurance revenue and trust and investment management fees. Also impacting this increase were net securities gains of $4.2 million in third quarter 2003. Included in this amount were net gains of $10.1 million from FTNC's wholly owned venture capital subsidiary, Hickory Venture Capital Corporation, primarily resulting from the sale of a venture capital investment and net losses of $5.9 million primarily resulting from sales of lower-yielding securities in the investment portfolio.
    Noninterest expense increased 12 percent in 2003 to $129.4 million from $115.9 million last year. Contributing to this increase were higher personnel costs primarily related to growth in Synaxis, a wholly owned insurance broker, incentives associated with the sale of a venture capital investment and increased benefit costs. Also impacting expense growth were litigation costs and initiatives promoting expense efficiencies and enhancing revenue growth.
    The provision for loan losses was $8.1 million in third quarter 2003 compared to $15.1 million in third quarter 2002 primarily due to improvement in specific allocations related to large commercial credits. (Further discussion of asset quality trends is included in the Asset Quality section below.) Going forward the level of provision for loan losses should fluctuate primarily with the strength or weakness of the Tennessee economy.
    For the first nine months of 2003, pre-tax income decreased 41 percent to $108.6 million from $182.9 million in 2002. Total revenues for the nine-month period were $539.3 million, a decrease of 5 percent from $568.8 million in 2002. Total noninterest expense for the nine-month period increased 13 percent to $387.5 million from $341.5 for the same period in 2002.

    FTN Financial

    Pre-tax income for FTN Financial was $42.2 million for third quarter 2003 compared to $42.9 million for third quarter 2002.
    Total revenues increased 1 percent to $135.4 million from $134.6 million in third quarter 2002. Fee income was $124.7 million in 2003 compared to $125.7 million in 2002. Revenues from fixed income products were lower, primarily due to the impact this quarter's market volatility had on delaying customers' purchasing decisions. These decreases were partially offset by higher revenues in lending through correspondent services and other revenues, which include investment banking, equity research and sales, and portfolio advisory services. Capital market business with depositories and non-depository customers decreased 4 percent and represented 39 percent and 22 percent of revenue, respectively. Other revenue sources increased 9 percent and contributed to 39 percent of revenue.
    Noninterest expense increased 1 percent in third quarter 2003 to $92.1 million compared to $90.9 million for the same period last year.
    For the first nine months of 2003, pre-tax income increased 21 percent to $141.0 million from $116.3 million in 2002. Total revenues for the period were $458.1 million, an increase of 30 percent from $352.6 million in 2002. Total noninterest expense for the nine-month period increased 34 percent to $315.7 million from $236.2 million in 2002.
    Going forward, revenues will fluctuate based on factors which include the expansion or contraction of the customer base, the volume of investment banking transactions and the introduction of new products, as well as the strength of loan growth in the U.S. economy and volatility in the interest rate environment and the equity markets.

    Transaction Processing

    Pre-tax income for Transaction Processing decreased 33 percent to $3.8 million in 2003, compared to $5.7 million in 2002 primarily due to a drop in express processing transactions. Express processing revenues decreased 8 percent as the volume of transactions processed for customers declined 11 percent compared to third quarter 2002. On the other hand, the volume of merchant transactions processed grew 12 percent over third quarter 2002 creating growth in merchant revenues of 15 percent. These increases were primarily due to recent acquisitions and some recovery in the hospitality industry.
    For the first nine months of 2003, pre-tax income decreased 24 percent to $13.1 million from $17.3 million in 2002.

    Corporate

    The Corporate segment's results showed a pre-tax loss of $27.6 million in third quarter 2003, compared to a loss of $22.4 million in third quarter 2002. 2003's pre-tax loss included costs of $8.7 million associated with management's initiatives to develop an infrastructure to support business expansion. This included enhancements to business processes such as the design of computer systems and workflow that provide added flexibility and increased management information support. In tandem with these investments, management has implemented programs to curtail costs including restructuring debt which resulted in a loss of $5.8 million in third quarter 2003. Additionally, expenditures of $2.8 million were made in a non-management performance bonus award to build employee value. Included in the pre-tax loss for third quarter 2002 is a $13.0 million contribution to First Tennessee Foundation, a non-profit entity dedicated to supporting charitable causes in the diverse communities where FTNC does business.

    Asset Quality

    Net charge-offs decreased to $14.0 million in third quarter 2003 compared to $23.8 million last year. Net charge-offs were impacted in third quarter 2003 by improvement in both the consumer and commercial loan portfolios, and third quarter 2002 net charge-offs included $2.4 million related to the sale of Money Center loans. Nonperforming assets decreased to $84.2 million on September 30, 2003, compared to $91.9 million on September 30, 2002. As a result of improvement in asset quality, total FTNC provision for loan losses decreased to $16.3 million in third quarter 2003 compared to $20.2 million in third quarter 2002 which included the $7.4 million reduction in provision resulting from a change in risk profile due to the sale of Money Center loans. The decrease in provision is primarily due to improvement in specific allocations related to large commercial credits, a change in the mix of the retail loan portfolio to loans with lower risk factors, and the effect of providing whole-loan insurance for a segment of the loan portfolio. An analytical model based on historical loss experience adjusted for current events, trends and economic conditions is used by management to determine the amount of provision to be recognized and to assess the adequacy of the loan loss allowance. (See the table on A-12 for an analysis of the allowance for loan losses and details on nonperforming assets and the table on A-13 for asset quality ratios).

    Average Balance Sheet

    Total FTNC average assets increased 33 percent in third quarter 2003 to $27.4 billion. Total loans increased 21 percent to $13.0 billion. Loans held for sale increased 90 percent to $5.7 billion due to the increased origination volume. Interest-bearing core deposits increased 1 percent in 2003 while total core deposits increased 18 percent and purchased funds increased 40 percent. Average shareholders' equity increased 14 percent in third quarter 2003.
    The consolidated net interest margin decreased to 3.63 percent for third quarter 2003 compared to 4.34 percent for the same period in 2002 primarily due to the repricing of assets to lower yields while liability rates have become less sensitive to rate movements in this historically low interest rate environment and due to a change in the mix of the loan portfolio to a higher percentage of floating rate products. Investment yields have declined as accelerated prepayments of investments in mortgage-backed securities resulted in increased amortization of premiums in addition to the effect of proceeds from these prepaid investments being reinvested at lower rates. The adoption of SFAS No. 150 in third quarter 2003 further compressed the consolidated net interest margin by five basis points. Historically, the expense associated with FTNC's trust preferred and REIT preferred stock was classified as noninterest expense, but upon adoption of SFAS No. 150 is now classified as interest expense on a prospective basis.
    In the near-term, a recent decline in prepayment volume and a slowdown in the repricing of the commercial and retail loan portfolios coupled with steps management has taken to manage the interest rate sensitivity position of the company should result in a more stable net interest margin (see A-14 for third quarter margin). Over the long-term, FTNC's strategies to manage the interest rate sensitivity of the balance sheet position should allow the net interest margin to remain stable when interest rates rise.

    BOARD OF DIRECTORS' ACTIONS

    At its quarterly meeting the board of directors approved payment of the 429th consecutive quarterly dividend of $.40 per share of common stock. This represents an increase of 33 percent, reflecting management's confidence in the ability of the company to continue to produce high-performing results. This keeps FTNC within its stated dividend payout range of between 35 percent and 40 percent of earnings per share. Over a three-year period, FTNC has increased its dividend by 82 percent. The dividend is payable on January 1, 2004, to shareholders of record on December 12, 2003.
    Additionally, the board announced that Ralph Horn has selected early retirement as chairman of the board effective December 31, 2003, and as planned, Ken Glass will assume the chairmanship along with his current role as president and CEO, which he has held since July 2002.
    "We have been working on this transition for the last couple of years," said Horn. "This move is especially appropriate given the solid direction Ken has provided during our strong recent performance. Since taking over as CEO, Ken has done an outstanding job, and I have great confidence in his ability to lead us as we transition to a national financial services company."
    Glass, 57, joined FTNC in 1974 as corporate controller. He was named COO and president in 2001, before taking on the CEO's responsibilities last year. He earned his B.A. from Harding University and completed the Harvard Business School Advanced Management Program.
    Horn, 62, joined FTNC in 1963 as a management trainee in the capital markets group. He became president of the corporation in 1991, and was named CEO in 1994. He has been chairman of the board since January 1, 1996.
    In another action, the board appointed Mary Sammons a member of the board of directors of FTNC. Sammons is president and chief executive officer of Rite Aid Corporation. She is a member of Rite Aid's board of directors and is also chairperson of the National Association of Chain Drug Stores. "Mary will be a valuable addition to our board, especially with her insight into the retailing industry," said Ralph Horn.
    The board also approved Marty Mosby as chief financial officer effective November 17, 2003, replacing Elbert L. (Eb) Thomas, Jr., who is recovering from recent surgery. Thomas will remain with the company as executive vice president and interest rate risk manager. James F. Keen, acting CFO for the past 11 months, will continue his responsibilities as corporate controller and principal accounting officer. "Eb Thomas has provided great service in his role of CFO of First Tennessee," said Glass. "We're extremely fortunate to have someone of his experience and expertise continuing with us in an executive capacity."
    Mosby, 40, joined FTNC in 1988 as a staff economist and asset/liability management analyst. He was senior vice president of investor relations and strategic planning before being named executive vice president of strategic planning and investor relations and chair of the executive risk management committee in 2001. He earned his B.A. from the University of Memphis and his M.A. at the University of Pennsylvania.

    OTHER INFORMATION

    This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements, competition, ability to execute business plans, geo-political developments, items already mentioned in this press release, and other factors described in our recent filings with the Securities and Exchange Commission (SEC). FTNC disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein to reflect future events or developments.
    In compliance with the SEC's regulations concerning fair disclosure, FTNC provides additional disclosure and discussion related to First Tennessee's earnings and business segment performance through a toll-free prerecorded disclosure available by dialing 1-888-203-1112 and entering the access code 232615 (outside the United States dial 1-719-457-0820 and enter the access code 232615). This message will be available from 8:00 a.m. CDT Wednesday, October 22, 2003, through 11:00 p.m. CDT Tuesday, October 28, 2003. For three weeks from the press release date, FTNC will respond to individual requests for clarification of the provided disclosures. However, we will make every effort not to provide, and you should not expect to receive, material non-public information as that term is defined in the SEC Regulation FD.

    GENERAL INFORMATION

    The First Tennessee National Corporation (NYSE:FTN) family of companies provides financial services to individuals and business customers through First Tennessee Bank, which has earned one of the highest customer retention rates of any bank in the country; First Horizon Home Loans, which earned a top-five ranking in customer satisfaction from J.D. Power and Assoc.; FTN Financial, one of the nation's top underwriters of U.S. government agency securities; and First Horizon Merchant Services, one of the most successful processors of credit card payments for the travel industry. More than 12,000 FTN employees provide financial services through hundreds of offices located in more than 30 states. FTN companies have been recognized as some of the nation's best employers by AARP and Working Mother, Business Week and Fortune magazines. FTN also was named one of the nation's 100 best corporate citizens by Business Ethics magazine. More information can be found at www.FirstTennessee.com.

    Description

    -- FTNC is a nationwide, diversified financial services institution.

    -- One of the 50 largest bank holding companies in the United States in asset size and market capitalization.

    --  Included in the Standard and Poor's 500 Index

    Banking and other financial services are provided through:

    --  First Tennessee Banking Group (includes Retail/Commercial
        Bank, Investments, Financial Planning, Insurance, Trust
        Services, Credit Card, and Cash Management)

    --  Three national lines of business -

        -- First Horizon (includes First Horizon Home Loans and First Horizon Equity Lending)

        -- FTN Financial (includes Capital Markets, Equity Research, Investment Banking, Strategic Alliances, and Correspondent Services)

        -- Transaction Processing (includes First Horizon Merchant Services (credit card merchant processing) and Express Processing (nationwide payment processing operation))


                 FIRST TENNESSEE NATIONAL CORPORATION
                 PER SHARE DATA AND FINANCIAL RATIOS
                             (Unaudited)

----------------------------------------------------------------------
                             YEAR-TO-DATE
----------------------------------------------------------------------
                                              Year-to-date
                                              September 30
                                            ---------------   Growth
                                              2003    2002    Rate (%)
                                            ------- -------  ---------
EARNINGS DATA:
--------------
Net income                                  $355.7  $273.1     30.2 +
Diluted earnings per common share             2.72    2.09     30.1 +
Dividends declared                             .90     .75
Diluted shares outstanding (millions)        130.9   130.4

SELECTED FINANCIAL RATIOS:
--------------------------
Return on average assets                      1.88    1.83
Return on average shareholders' equity        26.7    23.7

----------------------------------------------------------------------

----------------------------------------------------------------------
                               QUARTERLY
----------------------------------------------------------------------
                                                              Growth
                                              3Q03    3Q02    Rate (%)
                                            ------- -------  ---------
EARNINGS DATA:
--------------
Net income (millions)                       $118.3   $95.6     23.8 +
Diluted earnings per common share              .91     .73     24.7 +
Dividends declared                             .30     .25
Diluted shares outstanding (millions)        130.6   130.2

SELECTED FINANCIAL RATIOS:
--------------------------
Return on average assets                      1.71%   1.84%
Return on average shareholders' equity        25.9    23.8

----------------------------------------------------------------------

----------------------------------------------------------------------
                        QUARTERLY INFORMATION
----------------------------------------------------------------------
                                 3Q03    2Q03    1Q03    4Q02   3Q02
                                ------  ------  ------  ------  -----
EARNINGS DATA:
--------------
Net income (millions)           $118.3  $118.4  $119.0  $103.4  $95.6
Diluted earnings per common
 share                             .91     .90     .91     .80    .73
Dividends declared                 .30     .30     .30     .30    .25
Diluted shares outstanding
 (millions)                      130.6   131.9   130.3   129.7  130.2

SELECTED FINANCIAL RATIOS:
--------------------------
Return on average assets          1.71%   1.89%   2.07%   1.80%  1.84%
Return on average shareholders'
 equity                           25.9    26.5    27.7    24.8   23.8

----------------------------------------------------------------------
                                  A-1


                 FIRST TENNESSEE NATIONAL CORPORATION
                         STATEMENTS OF INCOME
                            Yearly Growth
                             (Unaudited)
----------------------------------------------------------------------
                                          Year-to-date
                                          September 30
                                      --------------------
                                                              Growth
(Thousands)                              2003       2002      Rate (%)
----------------------------------------------------------------------
Interest income                        $796,996   $767,257     3.9  +
Less interest expense                   192,862    217,098    11.2 --
----------------------------------------------------------------------
  Net interest income                   604,134    550,159     9.8  +
Provision for loan losses                71,306     69,388     2.8  +
----------------------------------------------------------------------
  Net interest income after
   provision for loan losses            532,828    480,771    10.8  +
Noninterest income:
  Mortgage banking                      830,432    409,994   102.5  +
  Capital markets                       421,149    321,926    30.8  +
  Deposit transactions and cash
   management                           108,730    105,547     3.0  +
  Insurance premiums and commissions     44,113     36,678    20.3  +
  Merchant processing                    41,731     35,838    16.4  +
  Trust services and investment
   management                            34,219     38,181    10.4 --
  Divestitures                                -      2,250   100.0 --
  Securities gains/(losses)               2,370     (2,362)     NM
  Other                                 109,529    105,406     3.9  +
----------------------------------------------------------------------
      Total noninterest income        1,592,273  1,053,458    51.1  +
----------------------------------------------------------------------
      Adjusted gross income after
       provision for loan losses      2,125,101  1,534,229    38.5  +
Noninterest expense:
  Employee compensation, incentives
   and benefits                       1,030,296    698,218    47.6  +
  Occupancy                              62,014     55,470    11.8  +
  Operations services                    52,788     44,770    17.9  +
  Equipment rentals, depreciation,
   and maintenance                       51,016     51,005       -
  Communications and courier             46,625     38,873    19.9  +
  Amortization of intangible assets       5,577      4,631    20.4  +
  Other                                 343,391    235,684    45.7  +
----------------------------------------------------------------------
   Total noninterest expense          1,591,707  1,128,651    41.0  +
----------------------------------------------------------------------
Pretax income                           533,394    405,578    31.5  +
  Applicable income taxes               177,730    132,461    34.2  +
----------------------------------------------------------------------
Net income                             $355,664   $273,117    30.2  +
                                      ========== ==========
----------------------------------------------------------------------
                                  A-2


                 FIRST TENNESSEE NATIONAL CORPORATION
                    OTHER INCOME AND OTHER EXPENSE
                            Yearly Growth
                             (Unaudited)

----------------------------------------------------------------------
                                           Year-to-date
                                           September 30
                                        -------------------   Growth
(Thousands)                                 2003      2002    Rate (%)
----------------------------------------------------------------------
All other income and commissions:
Other service charges                   $ 14,808  $ 16,155     8.3 --
Cardholder fees                           16,569    14,821    11.8  +
Check clearing fees                        8,926     9,790     8.8 --
Other                                     69,226    64,640     7.1  +
----------------------------------------------------------------------
Total                                   $109,529  $105,406     3.9  +
----------------------------------------------------------------------
All other expense:
Advertising and public relations        $ 33,530  $ 21,336    57.2  +
Contract employment                       33,697    21,569    56.2  +
Legal and professional fees               45,022    24,090    86.9  +
Travel and entertainment                  27,763    15,885    74.8  +
Computer software                         20,648    18,256    13.1  +
Supplies                                  17,611    12,464    41.3  +
Foreclosed real estate                    10,968    18,932    42.1 --
Fed services fees                          7,005     7,186     2.5 --
Distributions on guaranteed preferred
 securities (a)                            4,035     6,053    33.3 --
Contributions                             12,997    14,825    12.3 --
Distributions on preferred stock of
 subsidiary (a)                            2,282     3,423    33.3 --
Deposit insurance premium                  2,021     1,813    11.5  +
Other                                    125,812    69,852    80.1  +
----------------------------------------------------------------------
Total                                   $343,391  $235,684    45.7  +
----------------------------------------------------------------------

(a) On July 1, 2003, FTNC adopted SFAS No. 150 and classified its mandatorily redeemable preferred stock of subsidiary and guaranteed preferred securities to term borrowings. As required by SFAS No. 150, the distributions on these instruments have been classified as interest expense on a prospective basis.

                                  A-3


                 FIRST TENNESSEE NATIONAL CORPORATION
                         STATEMENTS OF INCOME
                           Quarterly Growth
                             (Unaudited)

----------------------------------------------------------------------
                                          Quarter Ended
                                           September 30
                                        ------------------    Growth
(Thousands)                               2003      2002      Rate (%)
----------------------------------------------------------------------
Interest income                         $276,258  $260,577     6.0  +
Less interest expense                     65,298    71,936     9.2 --
----------------------------------------------------------------------
  Net interest income                    210,960   188,641    11.8  +
Provision for loan losses                 16,355    20,180    19.0 --
----------------------------------------------------------------------
  Net interest income after
   provision for loan losses             194,605   168,461    15.5  +
Noninterest income:
  Mortgage banking                       282,022   158,811    77.6  +
  Capital markets                        122,876   124,151     1.0 --
  Deposit transactions and cash
   management                             37,328    36,730     1.6  +
  Insurance premiums and commissions      14,465    10,765    34.4  +
  Merchant processing                     15,295    12,998    17.7  +
  Trust services and investment
   management                             12,011    10,768    11.5  +
  Divestitures                                 -     2,250   100.0 --
  Securities gains/(losses)                4,178       (11)     NM
  Other                                   37,328    35,483     5.2  +
----------------------------------------------------------------------
      Total noninterest income           525,503   391,945    34.1  +
----------------------------------------------------------------------
      Adjusted gross income after
       provision for loan losses         720,108   560,406    28.5  +
Noninterest expense:
  Employee compensation, incentives
   and benefits                          348,974   258,061    35.2  +
  Occupancy                               22,620    19,883    13.8  +
  Operations services                     17,700    15,387    15.0  +
  Equipment rentals, depreciation,
   and maintenance                        17,210    18,493     6.9 --
  Communications and courier              15,960    13,331    19.7  +
  Amortization of intangible assets        2,065     1,676    23.2  +
  Other                                  115,363    94,547    22.0  +
----------------------------------------------------------------------
   Total noninterest expense             539,892   421,378    28.1  +
----------------------------------------------------------------------
Pretax income                            180,216   139,028    29.6  +
  Applicable income taxes                 61,933    43,457    42.5  +
----------------------------------------------------------------------
Net income                              $118,283  $ 95,571    23.8  +
                                        ==================
----------------------------------------------------------------------
                                  A-4


                 FIRST TENNESSEE NATIONAL CORPORATION
                    OTHER INCOME AND OTHER EXPENSE
                           Quarterly Growth
                              (Unaudited)

----------------------------------------------------------------------
                                          Quarter Ended
                                           September 30
                                        ------------------    Growth
(Thousands)                                2003      2002     Rate (%)
----------------------------------------------------------------------
All other income and commissions:
Other service charges                   $  4,759  $  4,764      .1 --
Cardholder fees                            5,841     5,126    13.9  +
Check clearing fees                        2,819     3,350    15.9 --
Other                                     23,909    22,243     7.5  +
----------------------------------------------------------------------
Total                                   $ 37,328  $ 35,483     5.2  +
----------------------------------------------------------------------
All other expense:
Advertising and public relations        $  9,358  $  6,767    38.3  +
Contract employment                       11,969     7,265    64.7  +
Legal and professional fees               19,978     9,200   117.2  +
Travel and entertainment                  10,424     5,699    82.9  +
Computer software                          7,396     6,109    21.1  +
Supplies                                   6,205     4,346    42.8  +
Foreclosed real estate                     3,322     9,650    65.6 --
Fed services fees                          2,206     2,331     5.4 --
Distributions on guaranteed preferred
 securities (a)                                -     2,018   100.0 --
Contributions                                607    13,581    95.5 --
Distributions on preferred stock of
 subsidiary (a)                                -     1,141   100.0 --
Deposit insurance premium                    682       614    11.1  +
Other                                     43,216    25,826    67.3  +
----------------------------------------------------------------------
Total                                   $115,363  $ 94,547    22.0  +
----------------------------------------------------------------------

(a) On July 1, 2003, FTNC adopted SFAS No. 150 and classified its mandatorily redeemable preferred stock of subsidiary and guaranteed preferred securities to term borrowings. As required by SFAS No. 150, the distributions on these instruments have been classified as interest expense on a prospective basis.

                                  A-5


                 FIRST TENNESSEE NATIONAL CORPORATION
                         STATEMENTS OF INCOME
                              Quarterly
                             (Unaudited)

----------------------------------------------------------------------
(Thousands)             3Q03      2Q03      1Q03      4Q02      3Q02
----------------------------------------------------------------------
Interest income      $276,258  $265,799  $254,939  $271,836  $260,577
Less interest
 expense               65,298    66,048    61,516    69,483    71,936
----------------------------------------------------------------------
  Net interest
   income             210,960   199,751   193,423   202,353   188,641
Provision for loan
 losses                16,355    27,501    27,450    22,796    20,180
----------------------------------------------------------------------
  Net interest
   income after
   provision for
   loan losses        194,605   172,250   165,973   179,557   168,461
Noninterest income:
  Mortgage banking    282,022   276,562   271,848   255,843   158,811
  Capital markets     122,876   158,598   139,675   126,090   124,151
  Deposit
   transactions and
   cash management     37,328    38,626    32,776    37,768    36,730
  Insurance premiums
   and commissions     14,465    15,185    14,463    13,768    10,765
  Merchant
   processing          15,295    13,860    12,576    12,565    12,998
  Trust services and
   investment
   management          12,011    10,825    11,383    10,188    10,768
  Divestitures              -         -         -     2,300     2,250
  Securities
   gains/(losses)       4,178      (752)   (1,056)   (6,818)      (11)
  Other                37,328    35,716    36,485    35,903    35,483
----------------------------------------------------------------------
Total noninterest
 income               525,503   548,620   518,150   487,607   391,945
----------------------------------------------------------------------
  Adjusted gross
   income after
   provision for
   loan losses        720,108   720,870   684,123   667,164   560,406
Noninterest expense:
  Employee
   compensation,
   incentives and
   benefits           348,974   362,340   318,982   300,344   258,061
  Occupancy            22,620    19,789    19,605    21,199    19,883
  Operations
   services            17,700    17,330    17,758    15,468    15,387
  Equipment rentals,
   depreciation, and
   maintenance         17,210    16,616    17,190    17,731    18,493
  Communications and
   courier             15,960    15,876    14,789    14,575    13,331
  Amortization of
   intangible assets    2,065     1,738     1,774     1,569     1,676
  Other               115,363   115,647   112,381   143,797    94,547
----------------------------------------------------------------------
Total noninterest
 expense              539,892   549,336   502,479   514,683   421,378
----------------------------------------------------------------------
Pretax income         180,216   171,534   181,644   152,481   139,028
  Applicable income
   taxes               61,933    53,182    62,615    49,147    43,457
----------------------------------------------------------------------
Net income           $118,283  $118,352  $119,029  $103,334  $ 95,571
                     =================================================
----------------------------------------------------------------------
                                  A-6


                 FIRST TENNESSEE NATIONAL CORPORATION
                    OTHER INCOME AND OTHER EXPENSE
                              Quarterly
                             (Unaudited)

----------------------------------------------------------------------
(Thousands)              3Q03      2Q03      1Q03      4Q02     3Q02
----------------------------------------------------------------------
All other income and
 commissions:
Other service charges $  4,759  $  4,925  $  5,124  $  5,049  $ 4,764
Cardholder fees          5,841     5,600     5,128     5,324    5,126
Check clearing fees      2,819     2,955     3,152     3,390    3,350
Other                   23,909    22,236    23,081    22,140   22,243
----------------------------------------------------------------------
Total                 $ 37,328  $ 35,716  $ 36,485  $ 35,903  $35,483
----------------------------------------------------------------------
All other expense:
Advertising and
 public relations     $  9,358  $ 11,486  $ 12,686  $ 14,646  $ 6,767
Contract employment     11,969    11,230    10,498    11,230    7,265
Legal and
 professional fees      19,978    14,896    10,148    13,250    9,200
Travel and
 entertainment          10,424     9,072     8,267     6,616    5,699
Computer software        7,396     6,836     6,416     7,884    6,109
Supplies                 6,205     6,039     5,367     5,482    4,346
Foreclosed real
 estate                  3,322     2,692     4,954     2,547    9,650
Fed services fees        2,206     2,359     2,440     2,411    2,331
Distributions on
 guaranteed preferred
 securities (a)              -     2,017     2,018     2,017    2,018
Contributions              607    10,440     1,950    33,512   13,581
Distributions on
 preferred stock of
 subsidiary (a)              -     1,141     1,141     1,141    1,141
Deposit insurance
 premium                   682       701       638       580      614
Other                   43,216    36,738    45,858    42,481   25,826
----------------------------------------------------------------------
Total                 $115,363  $115,647  $112,381  $143,797  $94,547
----------------------------------------------------------------------

(a) On July 1, 2003, FTNC adopted SFAS No. 150 and classified its mandatorily redeemable preferred stock of subsidiary and guaranteed preferred securities to term borrowings. As required by SFAS No. 150, the distributions on these instruments have been classified as interest expense on a prospective basis.

                                  A-7


                 FIRST TENNESSEE NATIONAL CORPORATION
                   AVERAGE STATEMENTS OF CONDITION
                            Yearly Growth
                             (Unaudited)

----------------------------------------------------------------------
                                       Year-to-date
                                       September 30
                                  ------------------------   Growth
(Thousands)                          2003         2002       Rate (%)
----------------------------------------------------------------------
Loans, net of unearned income:
  Commercial:
    Commercial, financial and
     industrial                   $ 4,255,501  $ 3,976,772     7.0  +
    Real estate commercial          1,059,544    1,019,989     3.9  +
    Real estate construction          619,386      505,902    22.4  +
----------------------------------------------------------------------
     Total commercial loans         5,934,431    5,502,663     7.8  +
  Retail:
    Real estate residential         5,435,338    4,063,105    33.8  +
    Real estate construction          399,867      241,004    65.9  +
    Other retail                      266,425      422,061    36.9 --
    Credit card receivables           260,925      265,065     1.6 --
----------------------------------------------------------------------
     Total retail loans             6,362,555    4,991,235    27.5  +
----------------------------------------------------------------------
   Total loans, net of unearned
    income                         12,296,986   10,493,898    17.2  +
Investment securities               2,298,828    2,041,081    12.6  +
REMIC securities                      213,533      378,789    43.6 --
Loans held for sale                 5,009,762    2,517,729    99.0  +
Other earning assets                1,672,139    1,295,995    29.0  +
----------------------------------------------------------------------
     Total earning assets          21,491,248   16,727,492    28.5  +
Cash and due from banks               749,020      764,945     2.1 --
Other assets                        3,062,879    2,501,564    22.4  +
----------------------------------------------------------------------
     Total assets                 $25,303,147  $19,994,001    26.6  +
                                  ========================

Certificates of deposit under
  $100,000 and other time         $ 1,869,818  $ 1,941,429     3.7 --
Other interest-bearing deposits     3,933,577    3,882,263     1.3  +
----------------------------------------------------------------------
     Total interest-bearing core
      deposits                      5,803,395    5,823,692      .3 --
Demand deposits                     1,808,119    1,648,672     9.7  +
Other noninterest-bearing
 deposits                           3,197,857    1,958,413    63.3  +
----------------------------------------------------------------------
     Total core deposits           10,809,371    9,430,777    14.6  +
Certificates of deposit $100,000
 and more                           5,162,273    3,645,645    41.6  +
----------------------------------------------------------------------
      Total deposits               15,971,644   13,076,422    22.1  +
Short-term borrowed funds           4,417,816    3,560,106    24.1  +
Term borrowings (a)                 1,306,106      620,462   110.5  +
----------------------------------------------------------------------
Other liabilities                   1,729,102    1,053,048    64.2  +
Qualifying capital
 securities (a) (b)                    66,300      100,000    33.7 --
Preferred stock of subsidiary (a)      29,540       44,224    33.2 --
Shareholders' equity                1,782,639    1,539,739    15.8  +
----------------------------------------------------------------------
      Total liabilities and
       shareholders' equity       $25,303,147  $19,994,001    26.6  +
                                  ========================
----------------------------------------------------------------------

(a) See A-18 for additional information on the impact of adopting SFAS No. 150 in third quarter 2003
(b) Guaranteed preferred beneficial interests in FTNC's junior subordinated debentures

                                  A-8


                 FIRST TENNESSEE NATIONAL CORPORATION
                   AVERAGE STATEMENTS OF CONDITION
                           Quarterly Growth
                             (Unaudited)

----------------------------------------------------------------------
                                        Quarter Ended
                                        September 30
                                  ------------------------    Growth
(Thousands)                           2003         2002       Rate (%)
----------------------------------------------------------------------
Loans, net of unearned income:
  Commercial:
    Commercial, financial and
     industrial                   $ 4,442,516  $ 3,941,955    12.7  +
    Real estate commercial          1,025,846    1,056,567     2.9 --
    Real estate construction          652,125      504,831    29.2  +
----------------------------------------------------------------------
     Total commercial loans         6,120,487    5,503,353    11.2  +
  Retail:
    Real estate residential         5,951,230    4,316,801    37.9  +
    Real estate construction          446,521      278,165    60.5  +
    Other retail                      259,109      396,765    34.7 --
    Credit card receivables           261,470      261,848      .1 --
----------------------------------------------------------------------
     Total retail loans             6,918,330    5,253,579    31.7  +
----------------------------------------------------------------------
      Total loans, net of
       unearned income             13,038,817   10,756,932    21.2  +
Investment securities               2,435,754    2,056,508    18.4  +
REMIC securities                      172,180      341,920    49.6 --
Loans held for sale                 5,707,743    3,010,485    89.6  +
Other earning assets                1,846,153    1,176,666    56.9  +
----------------------------------------------------------------------
     Total earning assets          23,200,647   17,342,511    33.8  +
Cash and due from banks               740,811      743,931      .4 --
Other assets                        3,495,376    2,514,702    39.0  +
----------------------------------------------------------------------
     Total assets                 $27,436,834  $20,601,144    33.2  +
                                  ========================  ---------

Certificates of deposit under
  $100,000 and other time         $ 1,839,091  $ 1,971,204     6.7 --
Other interest-bearing deposits     3,962,033    3,778,666     4.9  +
----------------------------------------------------------------------
     Total interest-bearing core
      deposits                      5,801,124    5,749,870      .9  +
Other noninterest-bearing
 deposits                           3,717,556    2,180,687    70.5  +
Demand deposits                     1,800,013    1,668,748     7.9  +
----------------------------------------------------------------------
     Total core deposits           11,318,693    9,599,305    17.9  +
Certificates of deposit $100,000
 and more                           5,809,623    3,657,351    58.8  +
----------------------------------------------------------------------
      Total deposits               17,128,316   13,256,656    29.2  +
Short-term borrowed funds           4,659,584    3,807,310    22.4  +
Term borrowings (a)                 1,697,232      653,415   159.7  +
Other liabilities                   2,136,474    1,145,968    86.4  +
Qualifying capital
securities (a) (b)                          -      100,000   100.0 --
Preferred stock of
 subsidiary (a)                           271       44,249    99.4 --
Shareholders' equity                1,814,957    1,593,546    13.9  +
----------------------------------------------------------------------
     Total liabilities and
      shareholders' equity        $27,436,834  $20,601,144    33.2  +
                                  ===========  ===========
----------------------------------------------------------------------

(a) See A-18 for additional information on the impact of adopting SFAS No. 150 in third quarter 2003
(b) Guaranteed preferred beneficial interests in FTNC's junior subordinated debentures

                                  A-9


                 FIRST TENNESSEE NATIONAL CORPORATION
                   AVERAGE STATEMENTS OF CONDITION
                              Quarterly
                             (Unaudited)

----------------------------------------------------------------------
(Millions)         3Q03       2Q03       1Q03       4Q02       3Q02
----------------------------------------------------------------------
Loans, net of
 unearned
 income:
 Commercial:
  Commercial,
   financial and
   industrial   $ 4,442.5  $ 4,274.6  $ 4,045.0  $ 4,016.0  $ 3,941.9
  Real estate
   commercial     1,025.9    1,091.3    1,061.9    1,054.5    1,056.6
  Real estate
   construction     652.1      616.4      589.0      548.6      504.8
----------------------------------------------------------------------
   Total
    commercial
    loans         6,120.5    5,982.3    5,695.9    5,619.1    5,503.3
 Retail:
  Real estate
   residential    5,951.2    5,409.7    4,933.9    4,547.1    4,316.8
  Real estate
   construction     446.5      396.4      355.7      324.0      278.2
  Other retail      259.1      265.3      275.0      297.6      396.8
  Credit card
   receivables      261.5      260.6      260.7      264.1      261.8
----------------------------------------------------------------------
   Total retail
    loans         6,918.3    6,332.0    5,825.3    5,432.8    5,253.6
----------------------------------------------------------------------
  Total loans,
   net of
   unearned
   income        13,038.8   12,314.3   11,521.2   11,051.9   10,756.9
Investment
 securities       2,435.7    2,199.2    2,259.6    2,300.6    2,056.5
REMIC securities    172.2      213.4      256.0      303.9      341.9
Loans held for
 sale             5,707.7    5,160.6    4,143.7    4,527.0    3,010.5
Other earning
 assets           1,846.2    1,676.7    1,489.7    1,201.8    1,176.7
----------------------------------------------------------------------
  Total earning
   assets        23,200.6   21,564.2   19,670.2   19,385.2   17,342.5
Cash and due
 from banks         740.8      732.9      773.7      806.1      743.9
Other assets      3,495.4    2,814.8    2,871.6    2,619.6    2,514.7
----------------------------------------------------------------------
  Total assets  $27,436.8  $25,111.9  $23,315.5  $22,810.9  $20,601.1
                ======================================================
 Certificates of
  deposit under
  $100,000 and
  other time    $ 1,839.1  $ 1,872.1  $ 1,898.9  $ 1,924.2  $ 1,971.2
Other interest-
 bearing
 deposits         3,962.0    3,942.5    3,895.5    3,794.8    3,778.7
----------------------------------------------------------------------
  Total
   interest-
   bearing core
   deposits       5,801.1    5,814.6    5,794.4    5,719.0    5,749.9
Demand deposits   1,800.0    1,807.5    1,817.1    1,861.9    1,668.7
Other
 noninterest-
 bearing
 deposits         3,717.6    3,195.8    2,668.7    2,728.3    2,180.7
----------------------------------------------------------------------
  Total core
   deposits      11,318.7   10,817.9   10,280.2   10,309.2    9,599.3

Certificates of
 deposit
 $100,000 and
 more             5,809.6    4,987.7    4,677.1    4,428.6    3,657.4
----------------------------------------------------------------------
     Total
      deposits   17,128.3   15,805.6   14,957.3   14,737.8   13,256.7
Short-term
 borrowed funds   4,659.6    4,567.9    4,018.9    4,003.1    3,807.3
Term
 borrowings (a)   1,697.2    1,205.7    1,007.8      878.4      653.4
Other
 liabilities      2,136.5    1,597.3    1,445.9    1,394.0    1,146.0
Qualifying
 capital
 securities (a)(b)      -      100.0      100.0      100.0      100.0
Preferred stock
 of subsidiary (a)     .3       44.4       44.4       44.4       44.2
Shareholders'
 equity           1,814.9    1,791.0    1,741.2    1,653.2    1,593.5
----------------------------------------------------------------------
  Total
   liabilities
   and
   shareholders'
   equity       $27,436.8  $25,111.9  $23,315.5  $22,810.9  $20,601.1
                ======================================================

Diluted shares
 outstanding        130.6      131.9      130.3      129.7      130.2
----------------------------------------------------------------------
(a) See A-18 for additional information on the impact of adopting SFAS No. 150 in third quarter 2003
(b) Guaranteed preferred beneficial interests in FTNC's junior subordinated debentures

                                 A-10


                 FIRST TENNESSEE NATIONAL CORPORATION
                  PERIOD-END STATEMENTS OF CONDITION
                             (Unaudited)

----------------------------------------------------------------------
                                        September 30
                                  ------------------------   Growth
(Thousands)                           2003         2002      Rate (%)
----------------------------------------------------------------------
Loans, net of unearned income:
  Commercial:
    Commercial, financial and
     industrial                   $ 4,444,138  $ 4,095,708     8.5  +
    Real estate commercial          1,051,389    1,045,327      .6  +
    Real estate construction          648,504      521,700    24.3  +
----------------------------------------------------------------------
     Total commercial loans         6,144,031    5,662,735     8.5  +
  Retail:
    Real estate residential         6,224,859    4,385,514    41.9  +
    Real estate construction          467,110      301,509    54.9  +
    Consumer                          248,401      308,923    19.6 --
    Credit card receivables           264,655      263,947      .3  +
----------------------------------------------------------------------
     Total retail loans             7,205,025    5,259,893    37.0  +
----------------------------------------------------------------------
     Total loans, net of unearned
      income                       13,349,056   10,922,628    22.2  +
Investment securities               2,572,726    2,226,774    15.5  +
REMIC securities                      149,714      321,293    53.4 --
Loans held for sale                 2,896,741    3,792,082    23.6 --
Other earning assets                1,558,538    1,270,358    22.7  +
----------------------------------------------------------------------
     Total earning assets          20,526,775   18,533,135    10.8  +
Cash and due from banks               858,925    1,136,062    24.4 --
Other assets                        4,103,638    3,075,380    33.4  +
----------------------------------------------------------------------
     Total assets                 $25,489,338  $22,744,577    12.1  +
                                  ========================

Certificates of deposit under
  $100,000 and other time         $ 1,839,159  $ 1,940,934     5.2 --
Other interest-bearing deposits     3,955,275    3,747,686     5.5  +
----------------------------------------------------------------------
     Total interest-bearing core
      deposits                      5,794,434    5,688,620     1.9  +
Demand deposits                     2,318,845    2,206,873     5.1  +
Other noninterest-bearing
 deposits                           2,500,925    2,136,071    17.1  +
----------------------------------------------------------------------
     Total core deposits           10,614,204   10,031,564     5.8  +
Certificates of deposit $100,000
 and more                           5,941,708    3,759,857    58.0  +
----------------------------------------------------------------------
       Total deposits              16,555,912   13,791,421    20.0  +
Short-term borrowed funds           2,661,410    4,176,107    36.3 --
Term borrowings (a)                 1,697,045      654,533   159.3  +
Other liabilities                   2,723,058    2,350,476    15.9  +
Qualifying capital
 securities (a) (b)                         -      100,000   100.0 --
Preferred stock of
 subsidiary (a)                           347       44,261    99.2 --
Shareholders' equity                1,851,566    1,627,779    13.7  +
----------------------------------------------------------------------
     Total liabilities and
      shareholders' equity        $25,489,338  $22,744,577    12.1  +
                                  ========================

----------------------------------------------------------------------
(a) See A-18 for additional information on the impact of adopting SFAS No. 150 in third quarter 2003
(b) Guaranteed preferred beneficial interests in FTNC's junior subordinated debentures

                                 A-11


                 FIRST TENNESSEE NATIONAL CORPORATION
                       ASSET QUALITY HIGHLIGHTS
                              (Unaudited)

----------------------------------------------------------------------
(Thousands)             3Q03     2Q03      1Q03      4Q02      3Q02
----------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES:
  Beginning Reserve  $159,080  $144,484  $144,298  $143,749  $147,417
  Provision (a)        16,355    27,501    27,450    22,796    20,180
  Charge-offs         (17,913)  (16,383)  (30,861)  (26,528)  (27,436)
  Loan recoveries       3,879     3,478     3,597     4,281     3,588
----------------------------------------------------------------------
    Ending Balance   $161,401  $159,080  $144,484  $144,298  $143,749
                     =================================================

NONPERFORMING ASSETS:
Lending Activities:
  Nonperforming
   loans             $ 47,102  $ 57,324  $ 52,690  $ 55,060  $ 53,691
  Foreclosed real
   estate              13,029     8,000     9,684     7,891     7,799
  Other assets            365        52        57        33       112
----------------------------------------------------------------------
Total Lending
 Activities            60,496    65,376    62,431    62,984    61,602
----------------------------------------------------------------------
Mortgage Production
 Activities:
  Nonperforming
   loans - held for
   sale                11,658     7,245     7,139     5,733         -
  Nonperforming
   loans - loan
   portfolio            1,037     2,026     4,550     3,394    18,289
  Foreclosed real
   estate              10,960     8,414     4,245     3,560    11,983
----------------------------------------------------------------------
Total Mortgage
 Production
 Activities            23,655    17,685    15,934    12,687    30,272
----------------------------------------------------------------------
  Total
   nonperforming
   assets            $ 84,151  $ 83,061  $ 78,365  $ 75,671  $ 91,874
                     =================================================

Loans and leases
 past due 90 days or
 more                $ 28,459  $ 32,208  $ 36,794  $ 37,301  $ 33,838
----------------------------------------------------------------------
(a) Provision was reduced by $7.4 million in third quarter 2002 related to the change in First Tennessee's risk profile after the sale of a portfolio of loans originated through First Horizon Money Centers.

                                 A-12


                 FIRST TENNESSEE NATIONAL CORPORATION
                       ASSET QUALITY HIGHLIGHTS
                              (Unaudited)

----------------------------------------------------------------------
(Thousands)                      3Q03   2Q03    1Q03    4Q02    3Q02
----------------------------------------------------------------------
FTNC CONSOLIDATED:
Nonperforming loans ratio (a)     .36%    .46%    .48%    .52%    .66%
Nonperforming assets ratio (b)    .54     .59     .60     .62     .84
Allowance to total loans         1.21    1.25    1.21    1.27    1.32
Allowance to nonperforming
 loans (c)                     335.28  268.04  252.42  246.86  199.71
Allowance to nonperforming
 assets (d)                    222.64  209.82  202.85  206.32  156.46
Net charge-off ratio (e)          .43     .42     .95     .81     .89

LENDING ACTIVITIES:
Nonperforming loans ratio (a)     .37%    .46%    .46%    .50%    .51%
Nonperforming assets ratio (b)    .47     .53     .54     .57     .59
Allowance to total loans         1.24    1.27    1.24    1.31    1.33
Allowance to nonperforming
 loans                         337.55  274.27  272.03  260.51  259.56
Allowance to nonperforming
 assets                        262.81  240.49  229.59  227.73  226.23
Net charge-off ratio (e)          .44     .42     .90     .85     .77

MORTGAGE PRODUCTION ACTIVITIES:
Nonperforming assets ratio (f)    .03%    .03%    .03%    .02%    .06%
----------------------------------------------------------------------
(a) Ratio is nonperforming loans in the loan portfolio to total loans
(b) Ratio is nonperforming assets in the loan portfolio to total loans plus foreclosed real estate and other assets
(c) Ratio is allowance to nonperforming loans in the loan portfolio
(d) Ratio is allowance to nonperforming assets in the loan portfolio
(e) Ratio is net charge-offs to average total loans
(f) Ratio is nonperforming assets to unpaid principal balance of servicing portfolio

                                 A-13


                 FIRST TENNESSEE NATIONAL CORPORATION
                 NET INTEREST MARGIN (NIM) HIGHLIGHTS
                              (Unaudited)

----------------------------------------------------------------------
                              3Q03     2Q03     1Q03     4Q02     3Q02
----------------------------------------------------------------------
Consolidated Yields and Rates:
 Investment securities       3.76%    4.26%    4.97%    5.46%    5.83%
 Loans, net of unearned      4.96     5.13     5.42     5.66     6.06
 Other earning assets        4.55     4.70     4.77     5.24     5.50
----------------------------------------------------------------------
 Yields on earning
  assets                     4.69     4.90     5.18     5.51     5.89
----------------------------------------------------------------------
 Interest bearing core
  deposits                   1.30     1.46     1.52     1.72     1.90
 CD's over $100,000          1.22     1.41     1.54     1.90     2.09
 Fed funds purchased and
  repos                       .92     1.11     1.09     1.28     1.55
 Commercial paper and
  other short-term
  borrowings                 3.86     3.78     3.45     3.53     3.98
 Long-term debt              2.93     3.30     3.01     3.54     4.41
----------------------------------------------------------------------
 Rates paid on interest-
  bearing liabilities        1.44     1.59     1.60     1.83     2.06
----------------------------------------------------------------------
  Net interest spread        3.25     3.31     3.58     3.68     3.83
 Effect of interest-free
  sources                     .33      .37      .34      .41      .41
 Loan fees                    .05      .05      .06      .08      .10
 FRB interest and
  penalties                     -     (.01)    (.01)       -        -
----------------------------------------------------------------------
  FTNC - NIM                 3.63%    3.72%    3.97%    4.17%    4.34%
-----------------------------------===================================
                                 A-14


                 FIRST TENNESSEE NATIONAL CORPORATION
                          CAPITAL HIGHLIGHTS
       (Dollars in millions except per share amounts, Unaudited)

----------------------------------------------------------------------
                   3Q03       2Q03       1Q03       4Q02       3Q02
----------------------------------------------------------------------
Tier 1
 Capital (a)    $ 1,704.9  $ 1,665.8  $ 1,628.6  $ 1,558.5  $ 1,496.7
Tier 2
 Capital (a)        785.6      806.3      458.0      456.4      469.7
                ------------------------------------------------------
   Total
    Capital (a) $ 2,490.5  $ 2,472.1  $ 2,086.6  $ 2,014.9  $ 1,966.4
                ======================================================

Risk-Adjusted
 Assets (a)     $18,640.0  $19,191.5  $17,603.3  $17,461.6  $17,084.5

Tier 1 Ratio (a)     9.15%      8.68%      9.25%      8.93%      8.76%
Tier 2 Ratio (a)     4.21       4.20       2.60       2.61       2.75
                ------------------------------------------------------
   Total
    Capital
    Ratio (a)       13.36%     12.88%     11.85%     11.54%     11.51%
                ======================================================

Leverage
 Ratio (a)           6.27%      6.70%      7.06%      6.91%      7.36%

Shareholders'
 Equity/Assets
 Ratio (b)           6.62       7.13       7.47       7.25       7.74

Book Value      $   14.64  $   14.16  $   13.91  $   13.35  $   12.84
----------------------------------------------------------------------
(a) Current quarter is an estimate
(b) Calculated on average balances

                                 A-15


                 FIRST TENNESSEE NATIONAL CORPORATION
                     BUSINESS SEGMENT HIGHLIGHTS
             (Unaudited - Fully Taxable Equivalent Basis)

----------------------------------------------------------------------
(Thousands)             3Q03     2Q03      1Q03      4Q02      3Q02
----------------------------------------------------------------------
FIRST TENNESSEE BANKING GROUP
Total Revenues       $184,307  $177,321  $177,614  $179,761  $185,693
Loan Loss Provision     8,141    19,110    15,941    19,737    15,158
Noninterest Expenses  129,343   132,027   126,078   132,408   115,877
                     -------------------------------------------------
 Pre-Tax Income      $ 46,823  $ 26,184  $ 35,595  $ 27,616  $ 54,658

FIRST HORIZON
Total Revenues       $387,805  $365,381  $351,879  $340,725  $228,174
Loan Loss Provision     7,108     7,824    11,781     2,449     4,195
Noninterest Expenses  265,342   247,203   220,898   204,690   165,469
                     -------------------------------------------------
 Pre-Tax Income      $115,355  $110,354  $119,200  $133,586  $ 58,510

FTN FINANCIAL
Total Revenues       $135,309  $171,757  $151,015  $137,480  $134,578
Loan Loss Provision     1,106       567      (272)      610       827
Noninterest Expenses   92,133   118,616   104,993    93,419    90,857
                     -------------------------------------------------
 Pre-Tax Income      $ 42,070  $ 52,574  $ 46,294  $ 43,451  $ 42,894

TRANSACTION PROCESSING
Total Revenues       $ 31,574  $ 31,288  $ 29,764  $ 30,454  $ 30,999
Noninterest Expenses   27,745    26,267    25,520    35,318    25,280
                     -------------------------------------------------
 Pre-Tax Income      $  3,829  $  5,021  $  4,244   ($4,864) $  5,719

CORPORATE (a)
Total Revenues       $ (2,230) $  2,929  $  1,634  $  1,886  $  1,527
Noninterest Expenses   25,329    25,223    24,990    48,848    23,895
                     -------------------------------------------------
 Pre-Tax Income      $(27,559) $(22,294) $(23,356) $(46,962) $(22,368)

TOTAL CONSOLIDATED
Total Revenues       $736,765  $748,676  $711,906  $690,306  $580,971
Loan Loss Provision    16,355    27,501    27,450    22,796    20,180
Total Noninterest
 Expenses             539,892   549,336   502,479   514,683   421,378
                     -------------------------------------------------
 Pre-Tax Income
  (FTE)              $180,518  $171,839  $181,977  $152,827  $139,413
Fully Taxable
 Equivalent
 Adjustment               302       305       333       346       385
                     -------------------------------------------------
Consolidated Pretax
 Income              $180,216  $171,534  $181,644  $152,481  $139,028
----------------------------------------------------------------------
(a) Corporate includes certain corporate expenses, interest expense on trust preferred and REIT preferred stock, select components of SFAS 133 hedge ineffectiveness and other items not allocated or not specifically assigned to business segments.

                                 A-16


                 FIRST TENNESSEE NATIONAL CORPORATION
                       SFAS No. 133 HIGHLIGHTS
                             (Unaudited)

FTNC uses derivative instruments primarily to hedge or protect the value of certain assets and liabilities recorded on its balance sheet from changes in interest rates. SFAS No. 133, which was adopted on January 1, 2002, establishes accounting requiring that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at its fair value. It requires that changes in the instrument's fair value be recognized currently in earnings (or other comprehensive income). If certain criteria are met, changes in the fair value of the asset or liability being hedged are also recognized currently in earnings.

Fair value is determined on the last business day of a reporting period. This point in time measurement of derivative fair values and the related hedged item fair values may be well suited to the measurement of hedge effectiveness, as well as reported earnings, when hedge time horizons are short. The same measurement however may not consistently reflect the effectiveness of longer- term hedges and, in FTNC's view, can distort short-term measures of reported earnings. FTNC uses a combination of derivative financial instruments to hedge certain components of the interest rate risk associated with its portfolio of capitalized mortgage servicing rights, which currently have an average life of approximately three to four years. Over this long-term time horizon this combination of derivatives can be effective in significantly mitigating the effects of interest rate changes on the value of the servicing portfolio. However, these derivative financial instruments can and do demonstrate significant price volatility depending upon prevailing conditions in the financial markets. If a reporting period ends during a period of volatile financial market conditions, the effect of such point in time conditions on reported earnings does not reflect the underlying economics of the transactions or the true value of the hedges to FTNC over their estimated lives. The fact that the fair value of a particular derivative is unusually low or high on the last day of the reporting period is meaningful in evaluating performance during the period only if FTNC sells the derivative within the period of time before fair value changes and does not replace the hedge coverage with another derivative. FTNC believes the effect of such volatility on such short-term measures of earnings is not indicative of the expected long-term performance of this hedging practice.

For its internal evaluation of performance for an applicable period, FTNC reclassifies select components of SFAS 133 hedge ineffectiveness from the reported net income of the First Horizon segment to the Corporate segment. The internal evaluation of First Horizon's long-term performance will include the long-term trend, if any, in these select components of SFAS 133 hedge ineffectiveness.

                                 A-17


                 FIRST TENNESSEE NATIONAL CORPORATION
                           OTHER HIGHLIGHTS
                              (Unaudited)

Effective July 1, 2003, FTNC adopted Statement of Financial Accounting Standard (SFAS) No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", and classified its mandatorily redeemable preferred stock of subsidiary ($45.1 million on July 1, 2003) and guaranteed preferred beneficial interests in FTNC's junior subordinated debentures ($100.0 million on July 1, 2003) as term borrowings. As required by SFAS No. 150 prior periods were not restated, resulting in growth rates that do not reflect real increases or decreases in obligations. Excluding the impact of adopting SFAS No. 150 ($145.1 million in third quarter 2003) term borrowings increased 138 percent to $1.6 billion.

                                 A-18


    CONTACT: First Tennessee National Corporation, Memphis
             Financial Information:
             Jim Keen, 901-523-4212
             or
             Media Information:
             Kim Cherry, 901-523-4726
             or
             Investor Relations:
             Mark Yates, 901-523-4068